Exhibit 99.2
Dear Fellow Shareholder,

On August 29, 2008 the North Central Bancshares, Inc. Board of Directors declared a cash dividend of $0.01 per share on its common stock to be paid on October 6, 2008 to shareholders of record as of September 15, 2008. We realize that this reduction from the previous quarter’s dividend of $0.35 per share is a significant decision that impacts our shareholders.

We feel that this pro-active step is prudent due to the decline in value during 2008 and increased level of volatility of our investment in Federal Home Loan Mortgage Corporation (Freddie Mac) and Federal National Mortgage Association (Fannie Mae) preferred stock. First Federal Savings Bank of Iowa continues to have a strong capital level that exceeds “well capitalized” requirements.

We will continue to reassess the amount of the dividend on a quarterly basis, but do not anticipate declaring a dividend at previous levels until economic conditions and financial markets have stabilized.

We are working diligently to enhance our shareholder value and thank you for your continued investment in North Central Bancshares, Inc.

Sincerely,
/s/ David M. Bradley
David M. Bradley
Chairman, President and CEO